Exhibit 1.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED AT MARKET ISSUANCE SALES AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Amended and Restated At Market Issuance Sales Agreement, dated as of May 12, 2017 (the “Original Agreement”), by and among Monroe Capital Corporation, a Maryland corporation (the “Company”), Monroe Capital BDC Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Monroe Capital Management Advisors, LLC, a Delaware limited liability company (the “Administrator”), and JMP Securities LLC (the “Agent”), is entered into as of May 8, 2020, by and between the Company and the Agent. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Agreement.

RECITALS

WHEREAS, the Company and the Agent desire to amend the Original Agreement as hereinafter provided; and

WHEREAS, Section 17 of the Original Agreement provides that the Original Agreement may be amended by the signed written agreement of the Company and the Agent.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Section 1.1.      Amendment to Original Agreement.

(a)       Section 13(d) of the Original Agreement shall be amended and restated in its entirety as follows:

“Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the occurrence of the issuance and sale of all of the Placement Shares through the Agent on the terms and subject to the conditions set forth herein, except that, in such case, the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial), and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.”

(b)       Section 14 of the Original Agreement shall be amended to replace Duane Morris LLP as a notice party as follows:

“Dechert LLP

1900 K Street NW

Washington, DC 20006

Attention: Harry Pangas

Facsimile: (202) 261-3333

Email: harry.pangas@dechert.com”

Section 2.1.       Miscellaneous Provisions.

(a)       This Amendment shall only serve to amend and modify the Original Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Original Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Original Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Original Agreement, shall mean and be a reference to the Original Agreement, as amended by this Amendment; provided that references to “the date of this Agreement” and other similar references in the Original Agreement shall continue to refer to the date of the Original Agreement and not to the date of this Amendment.

(b)       This Amendment shall be subject to the general provisions contained in Section 14 (other than as expressly provided herein), 15, 17, 18, 19, 20, 21, 22, and 24 of the Original Agreement, which are incorporated by reference herein, in each case, mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Amended and Restated At Market Issuance Sales Agreement to be duly executed as of the day and year first above written.

MONROE CAPITAL CORPORATION

By:	/s/ Aaron D. Peck
Name: Aaron D. Peck
Title: Chief Financial Officer

JMP SECURITIES LLC

By:	/s/ Tosh Chandra
Name: Tosh Chandra
Title: Managing Director

[Signature Page to Amendment No. 1 to Amended and Restated At Market Issuance Sales Agreement]